Exhibit 99.1

Lime Energy Co. Reports Second Quarter 2016 Results

NEWARK, NJ, August 15, 2016—Lime Energy Co. (NASDAQ: LIME), a leader in designing and implementing demand-side energy efficiency programs for utilities, today announced its results for the second quarter and first half of 2016.

“We knew that the second quarter would be challenging due to delays in key utility programs; however, we are working towards our return to profitability as we move into the second half of the year,” said Adam Procell, Lime Energy President & CEO. “We are moving forward with our plans to scale the Company and continue to leverage innovative technology to achieve our goals.”

Second quarter highlights

(Comparisons are to the second quarter of 2015)

•                  Revenue of $21.0 million, down $10.9 million

•                  Gross profit margins of 29.7%, compared to 34.0%

•                  Selling, general and administrative (“SG&A”) increased $0.8 million to $10.2 million

•                  Other income of $1.1 million versus an other expense of ($1.7) million in previous year

•                  Net loss of $3.4 million, increased from net loss of $1.0 million

•                  Basic and diluted loss per share from continuing operations of $0.39 as compared to $0.12

•                  Adjusted EBITDA(1) of ($3.1) million, down from adjusted EBITDA of $2.0 million

First half highlights

(Comparisons are to the first half of 2015)

On March 24, 2015 Lime Energy completed its purchase of EnerPath.  Because the closing of the transaction occurred in the 2015 first quarter, the highlights and comparisons below and the other financial information included in this earnings release includes only stand-alone data for Lime Energy for the period from January 1, 2015 to March 23, 2015 along with the combined results from March 24, 2016 to June 30, 2016.

•                  Revenue of $44.2 million, down $6.1 million

•                  Gross profit margin of 29.8%, compared to 32.6%

•                  Selling, general and administrative (“SG&A”) increased $5.0 million to $20.2 million

•                  Other expense of ($2.6) million versus ($3.9) million in previous year

•                  Net loss of $10.7 million, increased from net loss of $3.1 million

•                  Basic and diluted loss per share from continuing operations of $1.19 as compared to $0.82

•                  Adjusted EBITDA of ($5.4) million, down from adjusted EBITDA of $2.2 million

(1)  See below for reconciliation of non-GAAP measures

Revenue.  The company’s 2016 2nd quarter revenues were $21.0 million, down $10.9 million or 34% year-over-year from 2015 2nd quarter.  The majority of the decrease related to the delay of two key utility programs, LADWP and New Jersey.  In the second quarter, we restarted at LADWP in mid-April with sales, and we just started to record revenues and gross profit in June.  We expect the LADWP program to meaningfully contribute to our 2016 Q3 results.  We are also awaiting to hear back on the New Jersey Small Business Direct program.  A RFP (request for proposal) was sent out at the end of May.  We submitted our proposal in June and conducted a final interview in July.  We are expecting to hear back in August.  If successful, the program would start back up in September with sales and contribute revenues and gross profit in 2016 fourth quarter.

Gross Profit.  Gross profit margins in the 2016 2nd quarter were 29.7%, down 430 basis point from the previous 2015 2nd quarter.  This decline resulted from the mix of utility programs, a shift in utility measures, and various cost overruns on projects.

SG&A Expenses. Selling, general and administrative expenses for the 2016 second quarter were $10.2 million, an increase of $0.8 million.  The increase was primarily due to increased I.T. development work procured through outside consultants, in addition to severance charges relating to the departure of the previous CFO.  The I.T. development resulted in both increased consulting expense and increased depreciation expense (from the capitalized elements).

Other Expense.  Other income, net was $1.1 million for the three months ended June 30, 2016, compared to other expense, net of ($1.7) million, for the three months ended June 30, 2015. The $2.8 million improvement was primarily a result of a $4.4 million increase in the gain from the change in derivative liability, offset by a $1.0 million charge for the SEC investigation and $0.6 million increase in net interest expense.

SEC Investigation.  In 2012, the SEC commenced an investigation with respect to certain of the Company’s revenue recognition practices and financial reporting.  The Company has cooperated with the Staff of the Enforcement Division of the U.S. Securities and Exchange Commission (“SEC staff”) throughout the course of the investigation.  During the second quarter of 2016, the Company reached an agreement in principle with the SEC staff to resolve the investigation. At this time, in accordance with ASC 450, “Contingencies”, the Company has recorded a $1.0 million charge to income, the amount it believes is now probable will be paid. This charge is recorded in Other Expenses in the Condensed Consolidated Statement of Operations. The SEC staff has not yet presented the proposed settlement to the Commission, and no assurance can be given that the Commission will approve the proposed settlement or that the amount estimated will not change.

Adjusted EBITDA. Adjusted EBITDA for the quarter was ($3.1) million, a decrease of $5.1 million. The decrease was primarily driven by a reduction in revenue and gross profit margin.

Liquidity.  The Company ended the quarter with $2.7 million in cash and $5.9 million of availability to borrow on our credit facility for a total liquidity of $8.6 million, assuming a positive covenant resolution with our lender.  Currently, we are not in compliance with the EBITDA covenant under the credit facility, but we expect to receive a waiver from the bank along with renegotiating the EBITDA covenant targets.  Asset coverage and borrowing base calculations are in compliance. In the second quarter 2016, the credit facility was increased to $10 million from $6.0 million.  At June 30, 2016, we have no principal borrowings on the credit facility although there are two letters of credit outstanding amounting to $1.4 million.

Failure to satisfy a continued listing rule

As previously reported on Current Reports on Form 8-K, the Company currently does not meet the continued listing requirement set forth in Listing Rule 5550(b)(1), which requires companies listed on the NASDAQ Capital Market to maintain a minimum of $2.5 million in stockholders’ equity for continued listing. On July 12, 2016, we received a letter from the NASDAQ Listing Qualification staff indicating that, unless the Company timely requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), the Company’s securities would be delisted from the NASDAQ Capital Market due to the Company’s non-compliance with Listing Rule 5550(b).

We have a hearing before the Panel scheduled on August 25, 2016, at which we will present a plan to evidence compliance with the Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2.5 million in stockholders’ equity, or with Listing Rule 5550(b)(3), which requires net income from continuing operations of

$500,000.  The Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “LIME” pending the completion of the hearing process and the expiration of any extension period granted by the Panel. A ruling is likely to be received seven days after the hearing.

There can be no assurance that we will be successful in receiving an extension from the Panel to regain compliance or in maintaining its listing on the NASDAQ Capital Market, which could impair the liquidity and market price of the Company’s common stock including limited availability of market quotations for its stock. NASDAQ’s determination to delist the Company’s common stock could materially and adversely affect the Company’s access to capital markets and its ability to raise capital on acceptable terms, if at all.

About Lime Energy Co.

Lime Energy is building a new energy future. As a leading national provider of energy efficiency for utilities’ small business customers, Lime Energy designs and implements direct install programs for its utility clients which have consistently exceeded program savings goals. Its award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction. This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency.

Conference Call Information

Lime Energy will host a conference call with investors Wednesday, August 17, 2016, at 4:30 p.m. ET to discuss these results which can be accessed as follows:

North America: 1 (844) 282-4412

International: 1 (513) 988-8485

Passcode: 58714366

A live audio webcast will be available through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com/investors/.

The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Institutional investors can access the call via Thomson Reuters’ StreetEvents (www.streetevents.com), a password-protected event management site.

Lime Energy Investor Relations

Bruce Torkelson

(201) 416-2589

investorrelations@lime-energy.com

Forward Looking Statements

This press release and the referenced earnings conference call includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities.  You can identify these forward-looking statements by the use of words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “should,” “typical,” “preliminary,” “hope,” or similar expressions.

These forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of the Company’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied.

These risks and uncertainties are described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; such risk factors are incorporated herein by reference. These statements include but are not limited to statements regarding the operations of Lime Energy, the timing of delayed utility programs, outcome of pending bids, outcome of discussions with the SEC and outlook for obtaining a favorable settlement, ability to have a positive covenant resolution with our lender; and maintaining the company’s listing on NASDAQ.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

($ Thousands, except per share amounts)

	Three Months Ended
	June 30,		Change
	2016	2015	$	%

Revenue	$21,014	$31,950	$(10,936)	-34.2%
Cost of sales	14,770	21,078	(6,308)	-29.9%
Gross profit	6,244	10,872	(4,628)	-42.6%

Selling, general and administrative expenses	10,210	9,414	796	8.5%
Acquisition costs	188	244	(56)	-23.0%
Amortization of intangibles	335	278	57	20.5%
Operating income (loss)	(4,489)	936	(5,425)	-579.6%

Other income (expense)	1,118	(1,688)	2,806	-166.2%

Loss from continuing operations before income taxes	(3,371)	(752)	(2,619)	348.3%

Income tax expense	(2)	(75)	73	-97.3%

Loss from continuing operations	(3,373)	(827)	(2,546)	307.9%

Loss from operation of discontinued business	(35)	(158)	123	-77.8%

Net loss	$(3,408)	$(985)	$(2,423)	246.0%

Preferred stock dividends	(354)	(312)	(42)	13.5%

Net loss available to common stockholders	$(3,762)	$(1,297)	$(2,465)	190.1%

Basic and Diluted Loss Per Common Share From
Continuing operations	$(0.39)	$(0.12)	$(0.27)	225.0%
Discontinued operations	—	(0.02)	0.02	-100.0%
Basic and Diluted Loss Per Common Share	$(0.39)	$(0.14)	(0.25)	178.6%

Weighted Average Common Shares Outstanding	9,632	9,548

	Six Months Ended
	June 30,		Change
	2016	2015	$	%

Revenue	$44,163	$50,249	$(6,086)	-12.1%
Cost of sales	30,981	33,878	(2,897)	-8.6%
Gross profit	13,182	16,371	(3,189)	-19.5%

Selling, general and administrative expenses	20,207	15,220	4,987	32.8%
Acquisition costs	407	937	(530)	-56.6%
Amortization of intangibles	670	309	361	116.8%
Operating loss	(8,102)	(95)	(8,007)	8428.4%

Other expense	(2,589)	(3,938)	1,349	-34.3%

Loss from continuing operations before income taxes	(10,691)	(4,033)	(6,658)	165.1%

Income tax (expense) benefit	(8)	1,169	(1,177)	-100.7%

Loss from continuing operations	(10,699)	(2,864)	(7,835)	273.6%

Loss from operation of discontinued business	(47)	(221)	174	-78.7%

Net loss	$(10,746)	$(3,085)	$(7,661)	248.3%

Preferred stock dividends	(705)	(620)	(85)	13.7%

Net loss available to common stockholders	$(11,451)	$(3,705)	$(7,746)	209.1%

Basic and Diluted Loss Per Common Share From
Continuing operations	$(1.19)	$(0.37)	$(0.82)	221.6%
Discontinued operations	—	(0.02)	0.02	-100.0%
Basic and Diluted Loss Per Common Share	$(1.19)	$(0.39)	(0.80)	205.1%

Weighted Average Common Shares Outstanding	9,628	9,526

Reconciliation of GAAP Net Income to Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation and amortization, share based compensation, (Gain) loss from change in derivative liability, loss from the operation of discontinued operations, other one-time costs, acquisition costs and the extinguishment of debt. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted EBITDA assists investors in evaluating our operating performance. However, because adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net loss	$(3,408)	$(985)	$(10,746)	$(3,085)

Interest expense, net	1,012	408	1,911	433
Depreciation & amortization	642	499	1,259	707
Provision for income tax (benefit)	2	75	8	(1,169)
Share based compensation	260	220	541	445
(Gain) loss from change in derivative liability	(3,130)	1,280	(2,374)	2,085
Loss from operation of discontinued business	35	158	47	221
Other one time costs	1,324	95	1,454	222
Acquisition costs	188	244	407	937
Extinguishment of debt	—	—	2,052	1,420

Adjusted EBITDA	$(3,075)	$1,994	$(5,441)	$2,216